Exhibit 99.1

Digirad Corporation Reports Fourth Quarter and Full Year 2008 Financial Results

Board of Directors Approves Share Buyback Program

POWAY, Calif.— February 5, 2009…Digirad Corporation (Nasdaq: DRAD), a leading provider of diagnostic imaging products, and personnel and equipment leasing services, today reported that robust camera sales, combined with company-wide efficiency measures, resulted in 17 percent growth in total sales, improved gross margin, and generated strong cash flow in its fourth-quarter ended December 31, 2008.

Digirad CEO Todd Clyde said that steps taken in 2008 allowed the Company’s product division to achieve profitability in the quarter and for the full year.  The focus is now on reshaping a more powerful DIS core footprint from which we will further penetrate our markets and expand our Centers of Influence locations, which pair leading academic institutions with physicians in those communities.

“Progress toward consistent profitability and positive cash flow are the priority at Digirad today,” Clyde said. “Achieving that stable financial and operating platform allows us to make investments to drive product evolution, establish new service initiatives, increase market share, and ultimately make growth possible in 2010 and beyond.”

Fourth-Quarter Highlights:

•
Total revenue rose to a record $22.0 million, compared to $18.8 million in fourth-quarter 2007. Product sales grew to $7.8 million from $5.4 million in fourth-quarter 2007, and DIS revenues increased to $14.2 million from $13.4 million in fourth-quarter 2007.

•	Gross profit was $6.3 million, or 29 percent of revenue, compared to $4.5 million, or 24 percent, in fourth-quarter 2007.

•
Net loss was $3.4 million, or $(0.18) per share, including $3.8 million in restructuring charges and goodwill impairment that are not expected to recur in coming periods, compared to net loss of $1.1 million, or $(0.06) per share, in fourth-quarter 2007.

•
Cash and cash equivalents and securities available-for-sale totaled $28.3 million, or $1.50 per share, on December 31, 2008. Cash and cash equivalents and securities available-for-sale were $31.7 million on December 31, 2007 and $25.6 million on September 30, 2008.  The increase during the 2008 fourth quarter resulted primarily from strong camera sales coupled with consistent cash collections of accounts receivables in both the product business and the personnel and equipment leasing services business.

•	DIS asset utilization was 56 percent on 160 systems (nuclear and ultrasound), compared to 61 percent on 136 systems (nuclear and ultrasound) during fourth-quarter 2007.

Full Year 2008 Summary:

•
Total revenue rose to $80.4 million, compared to $73.9 million in 2007.  Product sales were $24.2 million, compared to $21.5 million for 2007, and DIS revenues were $56.2 million compared to $52.4 million for 2007.

•
Gross profit was $20.1 million, or 25 percent of revenue, compared to $20.5 million, or 28 percent, for 2007. The decline in gross margin was largely the result of costs related to initiatives to reduce turnover of mobile imaging services personnel and upgrading the Company’s fleet of mobile imaging systems.

•
Net loss was $6.9 million, or $(0.36) per share, including the restructuring and goodwill impairment costs noted above, compared to a net loss of $1.4 million, or $(0.07) per share, for twelve-months 2007. The increase in net loss reflected costs associated with the restructuring and goodwill impairment charge and lower gross margins in the first three quarters of 2008 and lower interest income, compared to 2007.

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Digirad Corporation Reports Fourth-Quarter 2008 Financial Results
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Clyde continued, “The financial and operational performance in the fourth quarter was a strong indication that a leaner Digirad organization is adopting the changes necessary to move the company forward and generate greater value for our customers and shareholders.”

Corporate Goals in 2009
•	Creating greater efficiency as we sell or close additional underperforming hub operations;
•	Continually improving our approach to launching and growing Centers of Influence;
•	Introducing new imaging technologies during the year;
•	Moving forward with the development of a longer-term technology platform designed to attract new customer segments and take market share from our competitors; and,
•	Progressing toward consistent profitability and positive cash flow.

Share Buyback Approved
The Company also announced that its board of directors has authorized a stock buyback program to repurchase up to an aggregate of $2 million of its issued and outstanding common shares. Digirad had approximately 19 million shares outstanding as of December 31, 2008. At current valuations, this repurchase plan would authorize the buyback of approximately 2.1 million shares, or approximately 11 percent of the company’s outstanding shares.

Chairman of the Digirad Board of Directors R. King Nelson said, “The board believes the Company’s direction and goals towards generating positive cash flow and earnings coupled with an undervalued stock price present a unique investment opportunity.  We are confident this will provide a solid return to our shareholders.”

The timing of stock repurchases and the number of shares of common stock to be repurchased will be made in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The timing and extent of the repurchase will depend upon market conditions, applicable legal and contractual requirements, and other factors.

Conference Call Information
A conference call is scheduled for 11:00 a.m. EST today to discuss the results and management’s outlook. The call may be accessed by dialing 800-762-8795 five minutes prior to the scheduled start time and referencing Digirad. For callers outside the United States, dial 480-248-5085.  A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad Corporation
Digirad provides medical diagnostic imaging systems and personnel and equipment leasing services to physicians’ offices, hospitals and imaging centers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 600 systems; in addition, a mobile fleet of more than 145 nuclear and ultrasound imaging systems is being used in 21 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the efficacy of Digirad’s centers of influence model, the status of the negotiation of the sale or closure of underperforming hub locations, and the ability to achieve positive cash flow and profitability, drive technology progress and improve services utilization to grow market share. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers’ business conditions, work force, suppliers, business prospects, economic outlook, operational policy or structure, acceptance and use of Digirad’s camera systems and services, reliability, recalls, and other risks detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300	Company Contact: Todd Clyde, CEO 858-726-1600 ir@digirad.com

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Digirad Corporation Reports Fourth-Quarter 2008 Financial Results
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Digirad Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
DIS	$14,172	$13,420	$56,204	$52,440
Product	7,815	5,403	24,154	21,507

Total revenues	21,987	18,823	80,358	73,947

Cost of revenues:
DIS	11,162	10,749	44,697	39,520
Product	4,543	3,582	15,590	13,909

Total cost of revenues	15,705	14,331	60,287	53,429

Gross profit	6,282	4,492	20,071	20,518

Operating expenses:
Research and development	805	631	2,764	3,072
Sales and marketing	2,121	2,009	8,554	7,670
General and administrative	2,853	2,794	11,805	11,920
Amortization and impairment of intangible assets	256	371	798	697
Goodwill impairment loss	2,466	--	2,466	--
Restructuring loss	1,308	--	1,308	--

Total operating expenses	9,809	5,805	27,695	23,359

Loss from operations	(3,527)	(1,313)	(7,624)	(2,841)

Interest income, net	212	343	819	1,566
Other expense	(128)	(130)	(60)	(101)

Net loss	$(3,443)	$(1,100)	$(6,865)	$(1,376)

Net loss per share - basic and diluted	$(0.18)	$(0.06)	$(0.36)	$(0.07)

Weighted average shares outstanding:
Basic and diluted	18,986	18,916	18,955	18,845

Stock-based compensation expense is included in the above as follows:

Cost of DIS revenue	$11	$10	$55	$71
Cost of Product revenue	15	(11)	53	49
Research and development	11	15	47	77
Sales and marketing	29	35	115	102
General and administrative	20	32	446	606

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Digirad Corporation
Condensed Consolidated Balance Sheets(1)
(in thousands)

	December 31,
	2008	2007
	(unaudited)
Assets

Cash and cash equivalents	$13,525	$14,922
Securities available-for-sale	14,759	16,740
Accounts receivable, net	9,324	8,536
Inventories, net	4,978	5,455
Property and equipment held for sale	1,122	--
Other current assets	1,982	1,786

Total current assets	45,690	47,439

Property and equipment, net	13,428	16,235
Other intangible assets, net	1,833	2,631
Goodwill	184	2,650
Restricted cash	60	60

Total assets	$61,195	$69,015

Liabilities and stockholders' equity

Accounts payable	$2,197	$2,650
Accrued compensation	3,457	3,547
Accrued warranty	906	930
Other accrued liabilities	2,705	3,285
Deferred revenue	2,723	2,909
Current portion of long-term debt	52	213

Total current liabilities	12,040	13,534

Long-term debt, net of current portion	54	--
Deferred rent	142	234

Total stockholders' equity	48,959	55,247

Total liabilities and stockholders' equity	$61,195	$69,015

(1) The condensed consolidated balance sheet as of December 31, 2007, has been derived from the audited financial statements as of that date.

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